EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference in Registration Statements No. 33-92526 and No. 333-41333 of Hansen Natural Corporation on Form S-8 of our report dated March 23, 1999, except for Note 7, as to which the date is March 29, 1999, included in the Annual Report on Form 10-K of Hansen Natural Corporation for the year ended December 31, 1998.




Costa Mesa, California
March 31, 1999